Exhibit 10.4

SEAWORLD ENTERTAINMENT, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Effective March 4, 2014

Amended and Restated April 3, 2014

Amended and Restated as of March 3, 2015

SeaWorld Entertainment, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company or The Blackstone Group L.P. (“Outside Directors”). This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. The cash compensation and equity grants described in this Policy will be paid or made, as applicable, automatically and without further action of the Board, to each Outside Director. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s 2013 Omnibus Incentive Plan (the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

I.	CASH COMPENSATION.

A. Annual Fee. Subject to Section I.B. below, the Company will pay each Outside Director an annual fee of $60,000 for serving on the Board (the “Annual Fee”). At the election of the Outside Director, the Annual Fee will be paid, in arrears, either (a) in twelve equal installments on a monthly basis with each monthly payment paid on the last day of the applicable month or (b) in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

B. Annual Board Chairperson Fee. In lieu of the Annual Fee, the Company will pay the Outside Director who serves as the Chairperson of the Board an annual fee of $200,000 for such service (the “Annual Board Chairperson Fee”). At the election of the Outside Director, the Annual Board Chairperson Fee will be paid, in arrears, either (a) in twelve equal installments on a monthly basis with each monthly payment paid on the last day of the applicable month or (b) in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

C. Annual Lead Director Fee. In addition to the Annual Fee, the Company will pay any Outside Director who serves as the Lead Director (as defined in the Company’s Corporate Governance Guidelines) an annual fee of $25,000 for such service (the “Annual Lead Director Fee”). At the election of the Outside Director, the Lead Director Fee will be paid, in arrears, either (a) in twelve equal installments on a monthly basis with each monthly payment paid on the last day of the applicable month or (b) in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

D. Annual Committee Chairperson Fee. In addition to the Annual Fee, the Annual Board Chairperson Fee and the Annual Lead Director Fee, as applicable, the Company will pay each Outside Director who serves as the Chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board the applicable annual fee set forth in the table below for such service (the “Annual Committee Chairperson Fee”). At the election of the Outside Director, the Annual Committee Chairperson Fee will be paid, in arrears, either (a) in twelve equal installments on a monthly basis with each monthly payment paid on the last day of the applicable month or (b) in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

Committee	Annual Committee Chairperson Fee
Audit Committee	$20,000
Compensation Committee	$10,000
Nominating and Corporate Governance	$10,000

E. Committee Members. There are no additional fees for a non-Chairperson’s service as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board.

F. Meetings of the Board or Committees. There are no per meeting attendance fees for attending Board meetings or meetings of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board.

G. Special Committees. In the event that the Board appoints any Outside Director to a special committee of the Board, the Board will determine the amount and terms of any fees payable to such Outside Director for service on such special committee at the time of appointment.

H. Newly Elected or Appointed Outside Director; Ceasing Board Service. The Company will pay each individual who is first elected or appointed as an Outside Director after the effective date of this Policy a prorated portion of the applicable annual fees set forth in this Section I based on the number of days that the Outside Director provided partial service during the year of election or appointment. If any Outside Director ceases to serve on the Board for any reason, the Company will pay such Outside Director a prorated portion of the monthly or quarterly installment due to such Outside Director under this Section I based on the number of days that such Outside Director provided partial service during the applicable month or quarter. Subject to Section I.I. below, after payment of the aforementioned prorated monthly or quarterly installment to any Outside Director that ceases to serve on the Board, the Company will have no further obligations to such Outside Director under this Section I.

I. Reimbursement of Expenses. The Company will reimburse each Outside Director for all reasonable and documented travel and lodging expenses associated with attendance at Board and committee meetings in accordance with the Company’s then current policies.

J. Stock Election with respect to Cash Compensation. Notwithstanding anything to the contrary in this Section I, an Outside Director may elect (an “Election”) to receive shares of Common Stock in lieu of all or a portion of the Annual Fee, the Annual Board Chairperson Fee, the Annual Lead Director Fee, the Annual Committee Chairperson Fee, and/or the fees payable in respect of service on a special committee (if any), in each case, to the extent applicable (the “Election Amount”). An Outside Director must make any such Election in writing to the Company at least 15 days prior to the applicable payment date of the cash fee(s). If a timely Election made, the Outside Director will receive a number of shares of Common Stock (rounded down to the nearest whole number) with a Fair Market Value equal to the Election Amount, measured as of the date such fee(s) would normally be paid to the Outside Director. Any remaining portion of the Election Amount which would have resulted in the delivery of fractional shares of Common Stock to the Outside Director will be paid to the Outside Director in cash on the normal payment date of such fee(s).

II.	EQUITY COMPENSATION.

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section II will be automatic and will be made in accordance with the following provisions:

A. Initial Award. Each individual who is first elected or appointed as an Outside Director after the effective date of this Policy, will automatically be granted, on the date of such initial election or appointment, an Award (“Initial Award”) of Restricted Stock with an aggregate Fair Market Value of $120,000.

B. Annual Award. On the date of each Annual Stockholders Meeting of the Company, beginning with the 2014 Annual Stockholders Meeting of the Company, but after any stockholder votes are taken on such date, each Outside Director who is to continue to serve as such will automatically be granted an Award (“Annual Award”) of Restricted Stock with an aggregate Fair Market Value of $120,000, provided that such Outside Director has served on the Board for at least the preceding six (6) months.

C. Vesting. Each Initial Award and Annual Award will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the Outside Director’s continued service on the Board through each such vesting date. In addition, each Initial Award and Annual Award will become fully vested upon the occurrence of a Change in Control (as defined in the Plan) provided that the Outside Director serves on the Board through the date of such Change in Control.

D. Award Agreement. Each Initial Award and Annual Award granted pursuant to this Policy will be made solely by and subject to the terms set forth in a written agreement in a form, consistent with the terms of the Plan, approved by the Board (or the Compensation Committee of the Board) and duly executed by an executive officer of the Company.

III.	AMENDMENT, MODIFICATION AND TERMINATION.

This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.

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